Exhibit 99.1

MTech Acquisition Corp. Announces Pricing of $50 Million Initial Public Offering

New York, NY, January 30, 2018 / MTech Acquisition Corp. (NASDAQ: MTECU, the “Company” or “MTech”) announced today that it priced its initial public offering of 5,000,000 units at $10.00 per unit. The units are expected to be listed on The NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “MTECU” beginning January 30, 2018. Each unit consists of one share of Class A common stock and one warrant, each warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “MTEC” and “MTECW,” respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 750,000 units offered by the Company to cover over-allotments, if any.

The offering is expected to close on February 1, 2018 subject to customary closing conditions.

EarlyBirdCapital, Inc., acted as sole book-running manager of the offering.

About MTech

MTech Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus its search on companies ancillary to the cannabis industry, with a particular sector focus that includes compliance, business intelligence, brand development and media.

MTech is led by Executive Chairman Steven Van Dyke and Chief Executive Officer Scott Sozio.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on January 29, 2018. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Scott Sozio

MTech Acquisition Corp.

scott@vandykeholdings.com